Exhibit 10.1

August 6, 2015

Merrick Ventures, LLC
320 N. Orleans Street, 10th Floor
Chicago, IL 60654

Re:            Consulting Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Consulting Agreement (as amended, the “Consulting Agreement”), dated as of May 29, 2015, by and between Merge Healthcare Incorporated, a Delaware corporation (the “Company”), and Merrick Ventures, LLC, a Delaware limited liability company (“Merrick”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Consulting Agreement.  This letter agreement (this “Agreement”) shall amend the terms of the Consulting Agreement, as set forth below.

Now, therefore, Merrick and the Company hereby agree as follows.

1.            Fees and Expenses. The following is added to the end of Section 4 of the Consulting Agreement as a new paragraph:

“Notwithstanding anything in the Consulting Agreement to the contrary, the Fee will not be paid or payable in connection with the execution and delivery of the that certain Agreement and Plan of Merger by and among International Business Machines Corporation (“IBM”), Datong Acquisition Corp. and the Company, dated as of the date hereof, as such agreement may be amended, modified and waived from time to time in accordance with its terms (the “Merger Agreement”) or consummation of the transactions contemplated thereby; provided, that the foregoing shall only be effective with respect to the Merger (as defined in the Merger Agreement) if and when consummated and no other transaction.  In consideration of the foregoing, whether or not the Merger is consummated, the Company hereby agrees to pay by wire transfer of immediately available funds upon written request of Merrick all reasonable, actual and documented expenses (including attorneys’ fees and expenses) incurred by Merrick or its Affiliates (as defined in the Merger Agreement) (the “Transaction Expenses”) in connection with the Merger Agreement, this Agreement, any other agreement between Merrick and its Affiliates and the Company, any agreement between Merrick, Michael W. Ferro, Jr. and their respective Affiliates and IBM and the transactions contemplated thereby.”

2.            Entire Agreement.  This Agreement embodies the entire agreement between the Parties with respect to the amendment of the Consulting Agreement. In the event of any conflict or inconsistency between the provisions of the Consulting Agreement and this Agreement, the provisions of this Agreement shall control and govern.

3.            No Other Amendments.  Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Consulting Agreement remain in full force and effect.

4.            Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of the Parties bind and inure to the benefit of their respective successors and assigns whether so expressed or not.

5.            Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but which together shall constitute one instrument.

6.            Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the United States and the State of Delaware, exclusive of its conflicts of laws provisions.

Please confirm our mutual understanding by signing and returning to the Company a copy of this Agreement.

Very truly yours,

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin C. Dearborn
Name:	Justin C. Dearborn
Title:	Chief Executive Officer

Agreed and accepted as of the date first written above:

MERRICK VENTURES, LLC

By:	/s/ Michael W. Ferro, Jr.

Name:	Michael W. Ferro, Jr.
Title:	Chief Executive Officer